Exhibit 99.1

news release

Omnicare Adopts Rule 10b5-1 Plan in Conjunction with Share Repurchase Program

COVINGTON, Ky., March 1, 2012 - Omnicare, Inc. (NYSE:OCR), announced today that it has adopted a Rule 10b5-1 plan for the purpose of repurchasing up to $75 million of its common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company's policies regarding stock transactions.  This plan has been established pursuant to, and as part of, the Company's share repurchase program. As previously announced, the Company's board of directors authorized an additional $200 million share repurchase program through February 28, 2014. Collectively with its existing share repurchase program, which is effective through December 31, 2012, the Company had approximately $259 million of available authorization for share repurchases as of February 22, 2012.

 A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  A broker selected by the Company will have the authority under the terms and limitations specified in the plan to repurchase shares on the Company's behalf in accordance with the terms of the plan.  Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. The Company may terminate the plan at any time.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry's most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.
Forward-looking Statements

In addition to historical information, this report contains certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management's current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of such risks and uncertainties are described in the Company's Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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Contact:
Patrick C. Lee
(859) 392-3444
patrick.lee@omnicare.com